Exhibit 99.1

FINAL TRANSCRIPT

ES - EnergySolutions, Inc. Conference Call to Discuss Management Change

Event Date/Time: Feb. 19, 2010 / 4:15PM GMT

Val Christensen

EnergySolutions Inc. - President, CEO

John Rasmussen

EnergySolutions Inc. - IR Contact

Mark McBride

EnergySolutions Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Ben Elias

Sterne Agee & Leach - Analyst

Scott Levine

JPMorgan Chase & Co. - Analyst

Dan Mannes

Avondale Partners - Analyst

John Rogers

DA Davidson & Co. - Analyst

Sanjay Shrestha

Lazard Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the EnergySolutions Inc. conference call to discuss management change. My name is Francine, and I am your operator for today.

At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions)

I would now like to turn the presentation over to your host for today’s call, Mr. John Rasmussen. Please proceed, sir.

John Rasmussen - EnergySolutions Inc. - IR Contact

Thank you. Good morning, everyone. Welcome to EnergySolutions’ conference call to discuss the management change we announced last night. With me today are Chief Executive Officer, Val Christensen, and our Executive Vice President and Chief Financial officer, Mark McBride.

Before I turn the call over to Val, I would like to remind listeners that, during today’s call, management’s remarks may contain forward-looking statements within the meanings of federal Securities laws. These remarks include statements concerning plans, objectives, goals, strategies and projections of future events or performance, many of which are based on certain assumptions. Forward-looking statements involve risks and uncertainties. Although EnergySolutions believes that its plans, intentions and expectations are reasonable, we may not achieve those plans, intentions or expectations. There are important risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made in this call. Such risks and uncertainties are discussed in the Company’s Form 10-K for the fiscal year ended December 31, 2008 and subsequent 10-Qs filed by the Company with the Securities and Exchange Commission. These and other risks could cause actual results to differ materially from those expressed in any forward-looking statements made. Any projections as to the Company’s future financial performance represent management’s estimates as of today, February 19, 2010. EnergySolutions assumes no obligation to update these projections in the future due to changing conditions or otherwise.

I will now turn the call over to our Chief Executive Officer, Val Christensen.

Val Christensen - EnergySolutions Inc. - President, CEO

Thank you. Thank you for joining this call this morning.

About a year ago, I was made President of the Company as part of a longer-term succession plan. The Board and Steve Creamer, the former CEO, identified me as the most likely candidate. During the year, I have been acting as President and Steve’s plan throughout the year was to depart the Company some time in the spring or summer of 2010.

At a regularly scheduled Board meeting in Tennessee, where we have facilities, the Board members desiring to visit. Yesterday Steve Creamer tendered his resignation, and it was accepted by the Board, and the Board elected me as CEO.

It appears to be an abrupt change. I have to say that, with everybody’s traveling, getting on planes, Board members going back — one to France, one to the UK — all over the country — that we didn’t get a communication strategy in place that we would like to have had. For that, I apologize and take full responsibility.

It turned out that, by the time we had an agreement on language and the disclosure that we wanted to make, it was about midnight here in Utah. And the release was issued. It appears to be somewhat of a panic release.

The purpose of this call is to make sure everyone understands what did not happen. It is the Company’s policy not to discuss personnel matters publicly, and it is also out of deference and respect for Steve Creamer and his family that the Board of Directors elected not to give detailed reasons behind his resignation, but to simply make an accurate statement that his resignation was accepted by the Board and that a new management team is now in place.

What we want you to know is that none of this had — this change had nothing to do with any corporate malfeasance, with any fraud, with any issues involving customers or contracts. There was no dispute or conflict between Steve Creamer and the Board. There are no accounting issues; there are no fundamental economic or financial accounting issues related to his resignation. The Company is fundamentally strong, exactly what we have disclosed previously. Had there been any reason related to the financial condition of the Company, we would have disclosed that.

But again, we are in the uncomfortable position where we would like to honor everyone’s interest in understanding the full details of Steve’s departure, but what we can do and what the Board has decided that we should do is make sure that the Street and investors, other know that it was not related to anything of any material consequence financially, strategically, or relationship-wise between the Board, Steve or customers or any other stakeholders.

I will just give you a quick background. I came to the Company about four years ago as General Counsel. Previously, I was An Executive Vice president-General Counsel of Franklin Covey, a New York Stock Exchange Company. As a young lawyer, a group of founders and I put the Company together in 1984 in the basement of one of their homes. We grew that company from a startup to the largest training company in the world. We did that through acquisitions, through organic growth. We were managed by a three-person executive team of the Board, Executive Committee of the Board. I was one of those three.

So I’ve had extensive experience in growing a company, making strategic decisions regarding acquisitions, understanding the value proposition that the Company has for a specific — for the specific industry for clients, and understanding how to identify and exploit new channels for products and also how to acquire and develop new products for existing channels.

I was a deal (technical difficulty) lawyer prior to joining Franklin Covey in 1989 full time, and took the Company public in 1982, and handled approximately 30 acquisitions and mergers in building that Company.

I’m excited about the Company. I am honored to step into Steve’s shoes. Steve left the Company as a strong supporter and good friend of the Company. He will continue to be a sounding board to me and others. He is anxious to help in the transition of relationships with stakeholders and also to help in the transfer of institutional knowledge that he has. He continues to be largest individual shareholder of the Company and has no desire to sell any of his shares in, believes the Company, has been mentoring and tutoring me for the last year. This was going to happen this year sometime, as I said, in the spring or summer. It was more of an abrupt acceleration of that succession plan than we had contemplated.

Again, my apologies for the ineffective communication during the past 24 hours. We hope that you will respect our decision not to disclose the details of Steve’s resignation and take comfort in the statements that we made as to what it is not about.

With that, I will turn the time to Mark McBride, who will give you some information that I think will be appropriate, predating our earnings call next week.

Mark McBride - EnergySolutions Inc. - SVP, CFO

Thank you, Val, and good morning, everyone. At this time, we would like to provide you with some color on the fourth quarter.

We expect revenues for the fourth quarter of 2009 to be approximately $448 million. We expect EBITDA for the fourth quarter of 2009 to be in the range of $52 million to $54 million, after adding back severance and severance-related expenses and any other nonrecurring expenses.

To provide you a brief outlook for 2010, due to the uncertain macroeconomic outlook that continues to impact some of EnergySolutions’ market segments, particularly Services and Disposal revenues from our commercial customers, the Company’s guidance for 2010 does not assume any significant large component projects or any financial impact from license steward contracts that could be signed during the year.

For the full year 2010, EnergySolutions expects EBITDA to range between $140 million and $150 million. The Company expects operating income for each segment to be relatively consistent with the 2009 levels. We also expect 2010 GAAP EPS to range from $0.43 to $0.50 per share, and net income before the non-cash impact of the amortization of intangible assets of $0.62 to $0.69 per share Net income and EPS for 2010 will be negatively impacted by higher interest expense and a higher effective tax rate than in 2009.

With that, we will open it up for questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Sanjay Shrestha, Lazard Capital.

Sanjay Shrestha - Lazard Capital Markets - Analyst

Good morning, guys. First of all, thanks for doing this call. This is much needed.

A couple of quick questions — Val, you mentioned that Steve is going to be helping during transition and going to be there as a supporter or shareholder and a sounding board. So what do you expect his sort of involvement with the Company to be like while you sort of take over and take the Company forward from this point on?

Val Christensen - EnergySolutions Inc. - President, CEO

Thank you, Sanjay. He will not have an office in the Company. He won’t have a position in the Company. He has agreed to make himself accessible, basically be on-call to accompany me on trips wherever I need an introduction, wherever he can be helpful in assisting with the transition of clients or client contacts. He is — so he won’t have any kind of official role, but he has been very generous in offering his time and assistance when I need him or when the Company or the Board needs him.

Sanjay Shrestha - Lazard Capital Markets - Analyst

You mentioned that he has no sort of plans to sell his holdings in the Company. Is there some sort of arrangement as to like any type of a lock-up or anything like that or is that sort of the mutual understanding at this point in time?

Val Christensen - EnergySolutions Inc. - President, CEO

It’s a mutual understanding, and it was a direct expression of his feelings and his intentions yesterday during the Board meeting.

Sanjay Shrestha - Lazard Capital Markets - Analyst

Got it.

Now, what seems so odd, right, is that you guys are reporting earnings next week, and needless to say this comes out. You mentioned a little bit of this from the timing standpoint. I guess you guys are realizing that you should have put it out when you did, but it still seems somewhat sudden that Steve did put in his resignation a week before earnings. I know you guys don’t want to get into any detail here but anything you can share as to what kind of triggered that. It was given that matter of a week that he did it. Was it that this was a Board meeting that was scheduled prior on and this was something that was going to happen anyways, or was there something that happened? What can you tell us to give us a bit of comfort but there’s actually nothing more to it than that, this was really something that was going to happen and the Company kind of continues to move forward from here?

Val Christensen - EnergySolutions Inc. - President, CEO

The discussions that Steve had with members of the Board, preceding the meeting, were on this topic. It’s not something that arose during the Board meeting.

These were matters Steve had discussed openly with the Board. The part of the agenda, as I understand it, of the independent Directors of the Board in an executive session with Steve was to discuss these very matters with Steve. It was determined by the Board and Steve that the timing was right at the meeting yesterday.

That’s about all I can say. You know, I understand how curious and interested people might be. The Board and Steve both feel we should honor our Company policy of not getting into those details, but to offer the assurances that I gave that this has nothing to do with any fundamental financial, strategic, contractual or other matters affecting the Company.

Operator

(Operator Instructions). Scott Levine, JP Morgan.

Scott Levine - JPMorgan Chase & Co. - Analyst

We know that your former CFO left last November as well. I’m guessing, based on the news here you’ve deliver this morning, that there is no relationship in any way between the two departures. Is there any tie in? I am guessing the answer is no. Maybe you can comment on that.

Val Christensen - EnergySolutions Inc. - President, CEO

Yes, the timing is unusually close. We’ve kind of hit a perfect storm here that — and it has totally unrelated events. Philip’s departure was, again, scheduled and discussed and he left pretty much according to his plan. Again, Steve’s targeted departure date was later in 2010 than what happened. Again, the decisions, the facts that surround the accelerated departure of Steve we can’t discuss, but they were unrelated. We wish that the facts were better optically. It looks a bit strange, but I can assure you that there was no relationship. These weren’t people leaving for any reasons other than their own personal reasons.

Scott Levine - JPMorgan Chase & Co. - Analyst

Okay, understood. One follow-up, if I may? Are there any implications, you know, in terms of the large decommissioning project that you guys are pursuing with Exelon or any other catalysts that folks have been focused on, where this might have any impact, timing or otherwise?

Val Christensen - EnergySolutions Inc. - President, CEO

No. In fact, let me address that. I’ve been the point person on the Zion license stewardship transaction. I have been the point person with Exelon. Of course, Steve has had an excellent relationship with the CEO of Exelon. But in the trenches, putting the deal together, running the deal team here with the Company, I’ve been in charge of that.

My relationship with the Exelon folks is excellent. This is another example of where Steve will continue to be a sounding board and assist however he can.

We are in continuing conversations with Exelon looking at — they are anxious to close the transaction, as are we. This depends, as you know, on the fund balance, and we are continuing to monitor that. We are not only looking at the real fund balance but we are assessing the volatility in the market so that we gauge whether it makes sense for the shareholders of this Company to enter into what is essentially a fixed-price contract. We are in the risk assessment mode, watching the funding, working through other ancillary closing details with the Exelon folks. But that deal is very much alive, very much on track, just waiting until everyone is convinced that the fund balance is at a point that warrants closing.

Scott Levine - JPMorgan Chase & Co. - Analyst

Thanks. Best of luck, Val.

Operator

Ben Elias, Sterne Agee.

Ben Elias - Sterne Agee & Leach - Analyst

Good afternoon. Thank you for doing this conference call.

We know, Steve, while we’ve seen the way he has run the Company — at least we think we know him well. How would you describe your management style as opposed to Steve’s? You know, we are really interested in the relationship side, on the government side, as well as with some of the customers. We know you are pretty involved with Zion. But what are we to think about business going forward, or at least on the relationship side, in this very regulated and very sort of washed industry?

Val Christensen - EnergySolutions Inc. - President, CEO

Great, and that’s a good question. I would say that the difference between Steve and me, in terms of style, I tend to be more structured and more strategic. I probably will have more contact with our Board of Directors and involve them more, involve special committees of the Board more. I had many years, 16 years, of experience with a public company, a New York Stock Exchange company, so I really understand and advocate throughout the organization adherence to smart and appropriate governance policies, particularly with respect to Board involvement.

As far as strategy and operations, you know, there needs to be a clear vision not just next quarter or year but we need to have a three to five-year plan. We need to really understand our business better; we need to understand our customers better. You’ll see, in my administration, if you want to call it that, a much sharper focus on customers, on their needs, and understanding the kinds of businesses that this Company should be in and those that we shouldn’t be in. There will be a sharper strategic focus and an allocation of resources in areas where we can really present a value proposition to our clients that makes sense — where we have unique services, unique products, and where we can capitalize on those. We will be more attentive to the allocation of resources in areas where we have a much better opportunity for return on investment.

I have a good relationship with the Department of Energy. During this past year, I’ve really been the face of the Company, the voice of the Company, and I’ve developed relationships with our key customers. I mentioned Exelon, but that includes the Department of Energy and important stakeholders of the Company, as well including the governor of Utah. I meet with him monthly and have a very good relationship with him. He was the first to call and congratulate me and tell me how — this will sound self-praising — but he thought it was a very, very good move for the Company as far as the state of Utah is concerned.

I have a very good reputation in the state of Utah. I am well respected here, well-known here. I have a very close personal relationship with Senator Bennett, a very good relationship with Orrin Hatch, a good relationship with regulators in the state of Utah. I am trusted because I’ve lived my life and practiced law and practiced my career to be trustworthy.

I tell it like it is. I will admit mistakes. I don’t engage in hyperbole. So stylistically, you might see some differences.

As far as management of the Company, as I mentioned, I tend to be more strategic, more structural. I am very entrepreneurial but I won’t engage in discussions; I won’t get on a plane or let anybody else get on a plane to go prospect with an acquisition or a merger unless we have sat down and made sure that you can grow the target and that it makes strategic sense and we can achieve economies of scale and not just add earnings or revenue for a quarter or for a year. So that’s a long-winded answer to your question, but those are just some of the differences I think you might see.

Ben Elias - Sterne Agee & Leach - Analyst

Thank you very much.

Operator

Dan Mannes, Avondale.

Dan Mannes - Avondale Partners - Analyst

A quick follow-up question on the succession plan, because obviously this is something you guys kept pretty close to the vest — could you maybe walk through a little bit about maybe what was sort of process, Val, you went through? Was this the sort of open process or when you were promoted to President, was this already sort of a done deal? Can you just sort of give us a little color on maybe the background here prior to the events of the last day or so?

Val Christensen - EnergySolutions Inc. - President, CEO

Sure. In December — around November or December of 2008, Steve approached me and it was approved by the Board, identifying me as the likely candidate to succeed him as CEO. It was not a done deal. They wanted to see performance for a year; they wanted to see how I handle these relationships that I talked about; and they wanted to see my interaction with the Board — the things you would normally see you during that year’s period.

The process just recently started probably a couple of months ago with conversations Steve had with the Board and various Board members. That process of discussion about his interests, about the Company’s interests, about his unique situation with the Company and his private life — those discussions led to, as I mentioned, an agenda item on this recent Board meeting, the executive session where there was a culmination of those discussions and an acceptance by the Board of his resignation.

Dan Mannes - Avondale Partners - Analyst

Got it. Lastly, and maybe I missed this in your sort of bio — and this is more for both you and Mark. I guess the other thing for investors to bear in mind is, relative, you’ve been the public face but maybe not the investor face of the Company. Mark is obviously a little bit new at this as well. Can you give us any color on maybe your background in that environment or — and you gave us an idea of some changes, but just the experience level and comfort in dealing with the investor community?

Val Christensen - EnergySolutions Inc. - President, CEO

I don’t have experience, in my prior career at Franklin or here at EnergySolutions, of having direct contact with investors. I know it’s a very important aspect of this job, and I will immerse myself as quickly as I can, take advice and counsel from all of you on how I can do better. But I want to have an open and direct accurate relationship with each of you in terms of communication and will do everything in my power to earn your trust.

Dan Mannes - Avondale Partners - Analyst

Got it, appreciate that. I know this sounds odd. Congratulations maybe a little earlier than what you were expecting.

Operator

John Rogers, DA Davidson.

John Rogers - DA Davidson & Co. - Analyst

A couple of quick follow-ups — are there any other executives who are departing at the same time or in conjunction with this?

Val Christensen - EnergySolutions Inc. - President, CEO

Not that I know of, hopefully not. (laughter)

You know, I will say Steve’s long-term friend who has been functioning here in the business, Raul Deju, who is currently serving as Chief Operating officer, has been in that role. He’s been sort of playing various roles since the Company started. He was President of the Company before I was and then took over the CEO role. Raul is early to mid 60s. While he has not announced anything and I’m certainly not announcing anything, Raul is the most senior member of the executive group and I don’t know what his plans are. So I only say that because I would hate to say I’m not aware of anything and there are no other executives departing, and then find out that Raul has a desire to retire sometime in the next six months. I mention him only because he is the most senior in terms of age.

John Rogers - DA Davidson & Co. - Analyst

Okay. Do you have noncompete agreements with Steve or other executives that have left?

Val Christensen - EnergySolutions Inc. - President, CEO

Yes. Steve has a two-year noncompete agreement. He’s offered to sign a longer-term noncompete, but we do have in place a two-year noncompete and Philip Strawbridge also has a two-year noncompete.

John Rogers - DA Davidson & Co. - Analyst

Great. Thank you very much.

Operator

Ladies and gentlemen, that concludes the Q&A portion of the presentation. I would now like to turn the call over to management for closing remarks.

Val Christensen - EnergySolutions Inc. - President, CEO

I again thank all of you for your patience. I look forward to speaking with all of you next week at our regularly scheduled earnings call. Again, my apologies for the abrupt and ineffective communication during the last 24 hours. I hope that you’ll forgive us for that and be patient with us as this new team launches and gets underway. Thank you very much for joining the call.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.